                                                                    EXHIBIT 10.3

                                 August 25, 2005

David W. McLeroy
1855 Eagle Summit Court
Lawrenceville, Georgia 30043

      Re: Termination of your employment with Global Preferred Holdings, Inc.

Dear Dave:

In accordance with that certain letter executed by Global Preferred Holdings, Inc. (the "Company")(1) and You dated July 6, 2005 (the "July Letter"), it is agreed that your employment with the Company is terminated effective August 31, 2005 (the "Separation Date") pursuant to Section 4(F)(i) of the Employment Agreement (defined herein). This letter agreement (the "Agreement") sets forth the terms under which your employment with the Company is ending. In addition, except as set forth below, this Agreement effectively terminates the following documents: (i) Employment Agreement (Director - Financial Projects) between You and the Company dated April 18, 2002 (the "Employment Agreement"); (ii) First Amendment and Renewal to Employment Agreement of David W. McLeroy dated April 1, 2003; (iii) Second Renewal of the Employment Agreement of David W. McLeroy dated January 1, 2004; (iv) letter from the Company to you dated March 12, 2004; (v) Third Renewal of the Employment Agreement of David W. McLeroy dated January 1, 2005; and (vi) letter from the Company to you dated January 28, 2005 ((i) - (vi) collectively the "Employment Documents"). As we discussed, we desire to resolve any and all issues relating to your employment and the conclusion of your employment with the Company amicably and on mutually satisfactory terms. Specifically, you ("You" or "Your") and the Company (collectively, the "Parties") agree:

A. SEPARATION TERMS

1. Separation Benefits. Provided that You satisfy the conditions of this Agreement, the Company will:

      (a) Separation Payment. Make payments to You in equal installments for a period of twelve (12) months (the "Separation Payments"). The Separation Payments shall total $133,250. The Separation Payments shall be paid in accordance with the Company's regular payroll practices, provided that (i) the Company may, in its sole discretion, at any time elect to pay any remaining installments in a lump sum and (ii) the Company agrees that any installments remaining unpaid at the time of the transfer of the remaining assets of the Company to a liquidating trust (the "Liquidation Time") will be paid to You prior to such transfer. On the fourth day after You return an executed version of this Agreement to the Company's

--------------
(1) The term "Company" includes the company's parents, subsidiaries, affiliates and all related companies, as well as their respective officers, directors, shareholders, employees, agents and any other representatives, any employee benefits plan of the Company, and any fiduciary of those plans.

 /s/ DWM                      Page 1 of 6-Letter Agreement
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D.W.M.

                                                                    EXHIBIT 10.3

            Vice President, Caryl Shepherd, or her successor, the Company will inform its Accounting department to process Your first payment, which payment shall be made on the Company's next regular payroll payment date following the Separation Date;

      (b) Pro-Rata Annual Bonus. Pay You $21,700 as payment of Your pro-rata portion of the 2005 annual bonus, which payment shall be made no later than the Company's next regular payroll payment date following the Separation Date;

      (c) Additional Payments. Make payments to You in equal installments for a period of twelve (12) months (the "Additional Payments"). The Additional Payments shall total $14,496. The Additional Payments shall be paid in accordance with the Company's regular payroll practices, provided that (i) the Company may, in its sole discretion, at any time elect to pay any remaining installments in a lump sum and (ii) the Company agrees that any installments remaining unpaid at the Liquidation Time will be paid to You prior to the transfer to a liquidating trust. On the fourth day after You return an executed version of this Agreement to the Company's Vice President, Caryl Shepherd, or her successor, the Company will inform its Accounting department to process Your first payment, which payment shall be made on the Company's next regular payroll payment date following the Separation Date;

      (d) PTO. Pay You for Your then accrued unused paid time off as of the Separation Date, which payment shall be made no later than the Company's next regular payroll payment date following the Separation Date;

      (e) 401K Matching. Make any matching contributions to Your 401K account as are required pursuant to the terms of the Company's 401K plan currently in effect as of the date hereof; and

      (f) Outplacement Services. Provide outplacement services from an outplacement company approved by the Company through December 1, 2005. All fees will be paid directly to the outplacement company; provided, however, (i) the Company shall only be obligated to pay up to $5,500 toward such fees, and (ii) all requests for fees must be submitted within thirty (30) days of Your incurrence of such outplacement fee. All requests for payment of outplacement services must be accompanied by a written invoice from the outplacement company indicating what services were rendered. The Company will only pay for reasonably necessary business expenses incurred by the outplacement company in providing the outplacement services. You acknowledge that the Company is not responsible for the quality of services provided by the outplacement company.

All payments will be subject to applicable withholdings, including taxes and Social Security. Because You are no longer employed, Your rights to any particular employee benefit will be governed by applicable law and the terms and provisions of the Company's various employee benefit plans. You acknowledge that Your Separation Date will be the date used in determining benefits under all Company employee benefit plans. The Company's obligations listed in sub-paragraphs (a) - (f) above shall terminate immediately upon any breach by You of this Agreement.

 /s/ DWM                      Page 2 of 6-Letter Agreement
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D.W.M.

                                                                    EXHIBIT 10.3

2. Release. In exchange for the separation benefits stated above, You release and discharge the Company from any claim or liability, whether known or unknown, arising out of any event, act or omission occurring on or before the day You sign this Agreement, including, but not limited to, claims arising out of Your employment or the cessation of Your employment, claims arising out of or relating to the Employment Documents, claims arising by virtue of Your status as an officer of the Company, claims for breach of contract, tort, employment discrimination, retaliation, or harassment, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law. You also release any claims for unpaid back pay, sick pay, vacation pay, expenses, bonuses, claims to stock options, claims to the vesting of stock options, commissions, attorneys' fees, or any other compensation. Notwithstanding the foregoing, this release contained in this Paragraph A.2 shall not affect your right to enforce this Agreement or the Asset and Stock Purchase Agreement by and between the Company and Capstan International Acquisitions, LLC dated July 6, 2005 ("Asset Purchase Agreement") in accordance with their respective terms.

You agree that You are not entitled to any additional payment or benefits from the Company, except as set forth in this Agreement. You further agree that You have suffered no harassment, retaliation, employment discrimination, or work-related injury or illness.

Notwithstanding anything to the contrary contained in this Agreement, this release does not waive Your right to (i) claim or receive indemnification as an officer of the Company under any applicable state laws, the Company's Certificate of Incorporation, or the Company's By-laws, and (ii) claim or receive insurance coverage or be defended under any directors and officers insurance coverage which applies to directors and/or officers of the Company and which applies to You in Your capacity as a former officer of the Company.

3. Post-Termination Voicemail and Email. Following the Separation Date, the Company will use reasonable efforts to transition Your direct dial phone number to You, or an entity designated by You, at Your instruction. During the period from the Separation Date through 5:00 p.m., Atlanta time, on October 2, 2005, unless terminated sooner upon ten (10) business days prior written notice, the Company will continue to provide to You access to Your voicemail mailbox for the purpose of retrieving voice messages and will forward, to an email address designated by You, email received in Your email in-box maintained by the Company. You acknowledge that the continued provision of these services are not guaranteed and are subject to any technical problems that may affect the Company's computer, communications and voicemail systems. In the event that the Company will incur any additional out-of-pocket costs in providing this access, the Company will itemize such costs for You and, if You approve such costs, then you shall promptly reimburse the Company for such costs, as incurred. If you do not approve such costs, then You waive the Company's obligation to provide such access.

B. YOUR ONGOING OBLIGATIONS

1. Return of Company Property. Subject to the terms of the Asset Purchase Agreement and Section 6 of the July Letter, You will, on the Separation Date, return to the Company all of the Company's property, including, but not limited to, computers, computer equipment, office equipment, cell phone, keys, passcards, calling cards, credit cards, customer lists, rolodexes, tapes, software, computer files, marketing and sales materials, and any other record, document or piece of equipment belonging to the Company. Except as permitted by the amendments to the Employment Agreement pursuant to Section 6 of the July Letter, You will not retain any copies of the Company's property, including any copies existing in electronic form, which are in

 /s/ DWM                      Page 3 of 6-Letter Agreement
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D.W.M.

                                                                    EXHIBIT 10.3

Your possession or control. You acknowledge that You have not and will not destroy, delete, or alter any Company property without the Company's prior written consent.

2. Future Employment. You agree that the Company has no obligation to consider You for employment should You apply in the future.

3. Confidentiality. You acknowledge and agree that neither You nor anyone acting on Your behalf has made or shall make any disclosures concerning the existence or terms of this Agreement to any person or entity, including, but not limited to, any representative of the media, Internet web page, blog or "chat room," judicial or administrative agency or body, business entity, or association, except: (i) Your spouse; (ii) Your attorneys, accountants, or financial advisors; (iii) other current employees of the Company; or (iv) any court or government agency pursuant to an official request by such government agency, court order, or legally enforceable subpoena. If You are contacted, served, or learn that You will be served with a subpoena to compel Your testimony or the production of documents concerning this Agreement or Your employment with the Company, You agree to immediately notify the Company's Chief Accounting Officer, Caryl Shepherd, or her successor, by telephone and as soon as possible thereafter in writing. If You disclose the existence or terms of this Agreement pursuant to sub-clauses (i) or (ii) of this paragraph, You shall inform such person or entity (a) of this confidentiality provision, and (b) to maintain the same level of confidentiality required by this provision. Any breach of this provision by such person or entity will be considered a breach by You. You may not use this Agreement as evidence, except in a proceeding in which a breach of this Agreement is alleged.

4. Continuing Assistance. You agree to furnish such information and assistance to the Company as it may reasonably request in connection with (i) any claim or action brought against the Company by any third party, or (ii) other matter pertinent to the operations, liquidation or dissolution of the Company, in which You may have relevant information or knowledge, provided that such assistance will be at reasonable times, for a reasonable duration and with appropriate advance notice and with due consideration for Your incurred and documented expenses pre-approved by the Company.

C. GENERAL PROVISIONS

1. No Admission of Liability. This Agreement is not an admission of liability by the Company. The Company denies any liability whatsoever, other than with respect to the payments or benefits payable by the Company as set forth in this Agreement. The Company enters into this Agreement to reach a mutual agreement concerning Your resignation from the Company.

2. Non-Disparagement. Each of the parties agrees not to make any disparaging or defamatory statements, whether written or oral, regarding the other party.

3. Attorneys' Fees. In the event of litigation relating to this Agreement, the Company shall, if it is the prevailing party, be entitled to recover attorneys' fees and costs of litigation, in addition to all other remedies available at law or in equity.

4. Waiver. The Company's failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company's waiver of any breach of this Agreement shall not act as a waiver of any other breach.

 /s/ DWM                      Page 4 of 6-Letter Agreement
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D.W.M.

                                                                    EXHIBIT 10.3

5. Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.

6. Governing Law. The laws of the State of Georgia shall govern this Agreement. If Georgia's conflict of law rules would apply another state's laws, the Parties agree that Georgia law shall still govern.

7. Entire Agreement. This Agreement constitutes the entire agreement between the Parties; provided, however, that Your post-termination obligations contained in the Employment Agreement (as amended by Section 6 of the July Letter) are incorporated by reference, shall remain in full force and effect, and shall survive cessation of Your employment. You acknowledge that Your post-termination obligations contained in the Employment Agreement, as amended by Section 6 of the July Letter, are valid, enforceable and reasonably necessary to protect the interests of the Company, and You agree to abide by such obligations. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties arising out of or relating to Your employment and the termination of that employment; provided, however, that the Parties acknowledge and agree that this Agreement does not supersede Your post-termination obligations contained in the Employment Agreement, as amended by Section 6 of the July Letter. Other than this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.

8. Amendments. This Agreement may not be amended or modified except in writing signed by both Parties.

9. Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company's successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company's stock or assets, and shall be binding upon You and Your heirs and assigns.

10. Offer Period. You have 3 days (the "Offer Period") from receipt of this Agreement to consider whether to sign it. If You sign before the end of the Offer Period, You acknowledge that Your decision to do so was knowing, voluntary, and not induced by fraud, misrepresentation, or a threat to withdraw, alter, or provide different terms prior to the expiration of the Offer Period.

11. Consent to Jurisdiction and Venue. You agree that any claim arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Georgia. You consent to the personal jurisdiction of the state and/or federal courts located in Georgia. You waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

                      [SIGNATURES BEGIN ON THE NEXT PAGE.]

 /s/ DWM                      Page 5 of 6-Letter Agreement
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D.W.M.

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                                                                    EXHIBIT 10.3

If the terms set forth in this Agreement are acceptable, please sign below and return the signed original to me on or before August 31, 2005. If the Company does not receive a signed original on or before the above-stated date, then this offer shall be revoked and You shall not be entitled to any of the separation benefits stated above.

                                         Sincerely,

                                          /s/ Caryl P. Shepherd
                                         ---------------------------
                                         Caryl P. Shepherd
                                         Chief Accounting Officer

I acknowledge the validity of this 6 page Agreement and represent that I have the legal capacity to enter into this Agreement. I acknowledge that I have had the opportunity to consult with an attorney before signing this Agreement. I have carefully read the Agreement, know and understand the terms and conditions, including its final and binding effect, and sign it voluntarily.

/s/ David W. McLeroy                              August 25, 2005
------------------------------                  -------------------------------
David W. McLeroy                                Date

 /s/ DWM                      Page 6 of 6-Letter Agreement
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D.W.M.